Exhibit (d)(4)

Schedule A

To the Sub-Advisory Agreement

dated September 24, 2020,

As Amended March 10, 2023

Fund:	Investment Strategy:	Fee (annual rate based on average daily net assets):
Destinations International Equity Fund	Emerging Markets	[REDACTED]

THE ADVISER:

ORION PORTFOLIO SOLUTIONS, LLC,
d.b.a. Brinker Capital Investments

By:	/s/ Brian Ferko
Name: Brian Ferko
Title: Chief Compliance Officer

THE SUB-ADVISER:

BAMCO, INC.

By:	/s/ Patrick M. Patalino
Name: Patrick M. Patalino
Title: General Counsel